UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): December 12, 2014

FLIKMEDIA, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-54839	27-1139744
(Commission File Number)	(IRS Employer Identification No.)

77 Hookele Street, Suite 102 Kahului, HI	96732
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	808-893-2400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 12, 2014, Ms. Petra Grimm provided notice that she was resigning from her position as the Chief Financial Officer of FlikMedia, Inc. (the “Company”), effective immediately. There were no disagreements between Ms. Grimm and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in her resignation.

On December 18, 2014, the Board of Directors of the Company appointed Mr. David R. Wells, to serve as the Company’s Interim Chief Financial Officer.

David R. Wells, 52, founded DRW Consulting, Inc. (now StoryCorp Consulting dba Wells Compliance Group) in 2007, which provides services to small growing public companies. From December 2009 to March 2013 he was the President and Chief Financial Officer of Sionix Corporation and he served on the board of directors. Mr. Wells possesses over 20 years experience in finance, operations and administrative positions. While mainly focused on technology companies, he has also worked in supply-chain management, manufacturing and the professional services industry. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls. Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University.

The Company intends to enter into an employment agreement with Mr. Wells pursuant to which he will serve as Interim Chief Financial Officer for a term of approximately 24 months, ending on December 31, 2016. Both parties agree to negotiate a renewal of the agreement during the last quarter of 2016. As compensation for his services, the Company shall issue Mr. Wells 450,000 restricted shares of common stock on the date that is 90 days from the date of the employment agreement, and an additional 100,000 restricted shares of common stock will be issued on a quarterly basis in arrears commencing on March 31, 2015 through the end of the initial employment term on December 31, 2016.

There are no family relationships between Mr. Wells and any of the officers or directors of the Company. In November 2014, Mr. Wells’ Company, StoryCorp Consulting dba Wells Compliance Group was engaged by the Company as a consultant to provide accounting and other financial services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlikMedia, Inc.

By:	/s/ Nick Bicanic
Name:	Nick Bicanic
Title:	Chief Executive Officer

Dated: December 18, 2014